Exhibit 99.1

For immediate release:
November 17, 2014

Media Contacts:	Investor Contact:
Elinore White	John O'Connor
1-973-443-2835 (o)	1-973-822-7088 (o)
elinore.y.white@zoetis.com	john.oconnor@zoetis.com

William Price
1-973-443-2742 (o)
william.price@zoetis.com

Zoetis to Purchase Assets of Abbott Animal Health

$255 million deal expands Zoetis companion animal product portfolio to bring veterinarians solutions for pain, diabetes and oncology

Transaction furthers Zoetis’ bolt-on acquisition strategy aimed at expanding complementary animal health businesses to create additional value for shareholders

FLORHAM PARK, N.J. - Nov. 17, 2014 - Zoetis Inc. (NYSE:ZTS) today announced an agreement to purchase animal health assets of Abbott for a purchase price of $255 million. Abbott Animal Health is a companion animal health business focused on the veterinary surgical suite. This acquisition will strengthen Zoetis’ companion animal product portfolio and expand its diagnostics business as more pets are being treated for pain and serious illnesses, such as cancer and diabetes.
Headquartered in Abbott Park, Illinois, Abbott Animal Health has a presence in nearly 20 countries and holds a market-leading position with products in anesthesia, fluid therapy, pain, oncology and diabetes monitoring.
“The addition of Abbott Animal Health assets is an excellent complement to the Zoetis companion animal business and addresses the challenges our customers face today in effectively raising and caring for animals that are living longer and receiving more intensive medical and surgical treatment,” said Zoetis Chief Executive Officer Juan Ramón Alaix.

“The transaction is aligned with our value creation strategy to deploy capital to acquire products that enhance our portfolio. This acquisition strengthens our pain portfolio and our diagnostics business so we can deliver more customized solutions to veterinarians.”
Going forward, Zoetis remains committed to its strategy of acquiring complementary businesses and products that can generate sustained value to shareholders. Zoetis has the skill and experience to integrate new businesses, having led successful integrations such as Alpharma Animal Health over the last several years. Through all of its acquisitions, Zoetis has maintained its commitment to customers and uninterrupted service.

No other terms of the transaction are being disclosed. The transaction is expected to close in the first quarter of 2015, pending the successful completion of customary regulatory and legal reviews.

Addressing Demand for Specialty Veterinary Care
Zoetis’ acquisition comes at a time when spending on companion animal healthcare is increasing, and this acquisition broadens the range of Zoetis pharmaceutical and diagnostics solutions to help pets live longer and healthier lives.
“Zoetis is well suited to build on the leadership position of Abbott Animal Health in the veterinary surgical suite,” said Zoetis Group President Kristin Peck, who oversees the company’s Strategy and Corporate Development organization. “We believe Zoetis’ scale, industry-leading field force, and global presence will rapidly expand both the reach and penetration of these leading brands.”
With this acquisition, Zoetis adds trusted brands to its portfolio such as PropoFlo™ a versatile product for general anesthesia; Simbadol™ a feline pain reliever that reduces the need for overnight dosing after feline surgery; and AlphaTRAK® a glucose monitoring system used by pet owners from the comfort of their home. These are just a few of the products that will enable Zoetis to serve the veterinary surgical suite with an even wider range of solutions. The acquisition also brings novel cancer and pain compounds to the Zoetis pipeline for further development.
About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2013, the company generated annual revenues of $4.6 billion. With approximately 9,800 employees worldwide at the beginning of 2014, Zoetis has a local presence in approximately 70 countries, including 27 manufacturing facilities in 10 countries. Its products serve veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries. For more information, visit www.zoetis.com.
About Abbott Animal Health
Abbott Animal Health is a division of Abbott, a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 69,000 people.
Visit Abbott Animal Health at: www.abbottanimalhealth.com.

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, expectations regarding products, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including in the sections thereof captioned Forward-Looking Information and Factors That May Affect Future Results and Item 1A. Risk Factors, in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.
###